            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the  incorporation by reference in this  Post-Effective  Amendment
No. 2 to Registration  Statement No.  33-123467 on Form N-1A of our report dated
May 25, 2006, relating to the financial  statements and financial  highlights of
MGI Funds comprising MGI US Large Cap Growth Equity Fund, MGI US Large Cap Value
Equity Fund, MGI US Small/Mid Cap Growth Equity Fund, MGI US Small/Mid Cap Value
Equity Fund, MGI Core Opportunistic  Fixed Income Fund and MGI US Short Maturity
Fixed Income Fund (Collectively the "Funds"), for the year ended March 31, 2006, and to the reference made to our firm under the headings "Financial  Highlights"
in the Prospectuses and "Independent  Registered  Public Accounting Firm" in the
Statement of Additional Information, both of which are part of such Registration
Statement.

/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 27, 2006